EXHIBIT 99.1

MEDCATH CONTACTS:
John Casey	Jamie Harris
Chairman & Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MEDCATH CORPORATION FORGES NEW AGREEMENT
WITH TEXAS NOT-FOR-PROFIT HEALTHCARE NETWORK
     CHARLOTTE, N.C., Jan. 4, 2006 – MedCath Corporation (Nasdaq: MDTH) announced today that its Harlingen Medical Center, located in Harlingen, Texas, has received a significant economic investment from Valley Baptist Health System, a Harlingen-based community health system. As part of this investment, Harlingen Medical Center will become a provider of services to the Valley Baptist Health Plan.
     “We’re delighted to have this relationship with a not-for-profit healthcare network that has been serving the Rio Grande Valley so well for 80 years,” said John Casey, MedCath’s Chairman and Chief Executive Officer. “We are hopeful that this is the beginning of a relationship with Valley Baptist that will allow us to work together to meet the healthcare needs of the community.”
     As part of the agreement announced today, Valley Baptist has made a $20 million convertible debt investment in Harlingen Medical Center, one-half of which will automatically convert to a minority ownership stake in Harlingen Medical Center upon the occurrence of certain events, and the remainder of which is convertible at the option of Valley Baptist after three years. Harlingen Medical Center, in turn, will become a provider of services under certain parts of the Valley Baptist Health Plan, one of the largest in South Texas. Proceeds from the Valley Baptist investment, together with a new mortgage loan provided by a third party lender, were used by Harlingen Medical Center to repay existing debt. The Harlingen Medical Center and the hospitals of Valley Baptist will each continue to independently operate as in the past.
     MedCath, together with local physicians who collectively have a minority ownership in Harlingen Medical Center, opened the hospital in October 2002. The 112-bed facility includes an 18-bed Women’s Center, a 32-bed Critical Care Unit and a 64-bed Medical-Surgical Unit.
     “We are pleased about our strategic investment in Harlingen Medical Center and adding that fine organization to our provider network,” said James G. Springfield, President and Chief Executive Officer for Valley Baptist Health System in Harlingen, Texas. “I firmly believe the opportunity for us to work more closely with Harlingen Medical Center, MedCath, and particularly the local physician investors, will prove invaluable to the citizens of South Texas, as Valley Baptist continues to be a leader in the healthcare community.”
     MedCath Corporation, headquartered in Charlotte, N.C., develops, owns and operates hospitals in partnership with physicians, most of whom are cardiologists and cardiovascular surgeons. While each of its hospitals is licensed as a general acute care hospital, MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Together with its physician partners who own equity interests in them, MedCath owns and operates 12 hospitals with a total of 727 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota and Texas. In addition to its hospitals, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states and through mobile cardiac catheterization laboratories.
     Valley Baptist Health System, one of the largest and most respected integrated healthcare systems in South Texas with 850 licensed beds, has hospitals in Harlingen and Brownsville, and has been serving the Rio Grande Valley community with distinction since 1925.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward- looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     Risks and uncertainties that should be considered prior to making an investment decision with respect to securities issued by MedCath Corporation are described in detail in Exhibit 99.1 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 14, 2005. A copy of this report, including exhibits, is available on the Internet site of the Commission at http://www.sec.gov. These risks and uncertainties include, among others, the impact of proposed legislation to extend the provisions of the Medicare Prescription Drug Improvement Act of 2003 and other healthcare reform initiatives, possible reductions or changes in reimbursements from government or third party payors that would decrease our revenue, greater than anticipated losses at new hospitals during the ramp up period, a negative finding by a regulatory organization with oversight of one of our hospitals, and changes in medical or other technology and reimbursement rates for new technologies.